Exhibit 99.1

For Immediate Release

Contacts: For investors:

Gary Burnison (310) 226-2613

For media:

Anneli Ballard (212) 984-9350

Korn/Ferry International Announces a 38% increase in

First Quarter Earnings

Highlights:

•	First quarter fiscal 2006 diluted earnings per share was $0.27 compared to $0.20 in the prior year first quarter.

•	Net income for the quarter was $11.6 million, an improvement of $3.2 million or 38%, from $8.4 million in the prior year.

•	First quarter fiscal 2006 fee revenue of $122.2 million increased $19.4 million, or 19%, from $102.8 million in the prior year.

Los Angeles, CA, September 7, 2005 - Korn/Ferry International (NYSE:KFY), the leading provider of executive search, outsourced recruiting and leadership development solutions, announced first quarter fiscal 2006 diluted earnings per share of $0.27 compared to $0.20 in Q1’05.

“Global demand for senior executives remained steady in the quarter, reflecting ongoing confidence among corporations in the face of economic challenges including continued high fuel prices,” said Paul C. Reilly, Chairman and CEO of Korn/Ferry. “We’re also seeing increased demand for our recruitment process outsourcing services at Futurestep, as our clients search for more cost-efficient ways to quickly fill multiple job openings for large-scale projects.”

Financial Results

Actual Results

(dollars in millions, except per share amounts)

	First Quarter
	Q1’06	Q1’05
Fee Revenue	$122.2	$102.8
Revenue	$129.1	$108.2
Operating Income	$18.7	$14.6
Operating Margin	15.3%	14.2%
Net Income	$11.6	$8.4
Basic Earnings Per Share	$0.29	$0.22
Diluted Earnings Per Share	$0.27	$0.20

Fee revenue of $122.2 million increased $19.4 million, or 19%, from Q1’05 of $102.8 million. Fee revenue improved in all regions due to increases in the number of new engagements opened and engagements billed. Exchange rates impacted fee revenue favorably by $1.6 million compared to prior year.

Compensation and benefits of $78.0 million increased $13.1 million, or 20%, compared to $64.9 million in Q1’05. The increase reflects the hiring of new consultants in addition to increased profitability and retention awards. Exchange rates impacted compensation and benefit expense unfavorably by $1.0 million compared to last year.

General and administrative expense of $22.7 million increased $1.9 million, or 9%, from $20.8 million in Q1’05 as a result of increased business development costs and other professional fees. Exchange rates impacted general and administrative expenses unfavorably by $0.3 million compared to prior year.

Operating income was $18.7 million, an improvement of $4.1 million, or 28%, compared to Q1’05. Operating margin for the quarter increased to 15.3% from 14.2% in the prior year quarter.

Balance Sheet and Liquidity

Cash, cash equivalents and marketable securities was $162.1 million at July 31, 2005 compared to $206.9 million at April 30, 2005. The majority of the Company’s annual bonus compensation is paid in the first quarter of each fiscal year.

Interest expense, primarily related to borrowings under Korn/Ferry’s convertible securities and Company Owned Life Insurance (COLI) policies, was $2.5 million consistent with prior year. At July 31, 2005, Korn/Ferry had no outstanding borrowings under its credit facility.

Results by Segment

Selected Executive Recruitment Data - Actual

(dollars in millions)

	First Quarter
	Q1’06	Q1’05
Fee Revenue	$105.4	$91.1
Revenue	$110.9	$95.6
Operating Income	$22.8	$19.1
Operating Margin	21.6%	21.0%
Average number of Consultants	409	385
Engagements (a)	1,411	1,392

a)	Represents new engagements opened in the respective period.

Fee revenue was $105.4 million, an increase of $14.3 million, or 16%, from $91.1 million in Q1’05. Fee revenue improved in all regions due to an increase in the number of engagements billed and average fees. Exchange rates impacted fee revenue favorably by $1.3 million in Q1’06 compared to Q1’05.

Executive recruitment operating income improved $3.7 million, or 19%, to $22.8 million compared to $19.1 million in Q1’05. Operating margin for the quarter improved to 21.6% compared to 21.0% in the prior year.

The total number of consultants at July 31, 2005 was 421, an increase of 29 consultants from July 31, 2004.

Selected Futurestep Data - Actual

(dollars in millions)

	First Quarter
	Q1’06	Q1’05
Fee Revenue	$16.8	$11.7
Revenue	$18.2	$12.6
Operating Income	$1.9	$1.9
Operating Margin	11.5%	16.3%

First quarter fee revenue was $16.8 million, an increase of $5.1 million, or 44%, from Q1’05. Fee revenue improved in all regions driven by an increase in the number of new engagements opened and advancement in Futurestep’s recruitment process outsourcing.

Futurestep operating income was $1.9 million in the current and prior year quarter. Operating margin declined to 11.5% from 16.3% in Q1’05, as we continue to make significant investments in our people.

Outlook

Assuming constant foreign exchange rates, Korn/Ferry estimates that second quarter fiscal 2006 fee revenue is likely to be in the range of $118 million to $124 million and diluted earnings per share is likely to be in the range of $0.22 to $0.27.

Earnings Conference Call Webcast

The earnings conference call will be held today at 9:00 AM (EDT) and hosted by Paul Reilly, Chairman and CEO, and Gary Burnison, Chief Operating Officer. The conference call will be webcast and available online at www.kornferry.com, accessible through the Investor Relations section.

Korn/Ferry International (NYSE:KFY), with 70 offices in 36 countries, is the leading provider of executive search, outsourced recruiting and leadership development solutions. Based in Los Angeles, the firm partners with clients worldwide to deliver unparalleled senior-level search, management assessment, coaching and development and middle management recruitment services through its Futurestep subsidiary. For more information, visit the Korn/Ferry International Web site at www.kornferry.com or the Futurestep Web site at www.futurestep.com.

Statements in this press release and our conference call that relate to future results and events (“forward-looking statements”) are based on Korn/Ferry’s current expectations. Readers are cautioned not to place undue reliance on such statements. Actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties which are beyond the control of Korn/Ferry. The potential risks and uncertainties relate to competition, the dependence on attracting and retaining qualified and experienced consultants, the portability of client relationships, local political or economic developments in or affecting countries where we have operations, risks related to the growth and results of Futurestep, restrictions imposed by off-limits agreements, reliance on information systems and employment liability risk. For a detailed description of risks and uncertainties that could cause differences, please refer to Korn/Ferry’s periodic filings with the Securities and Exchange Commission. Korn/Ferry disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

[Tables attached]

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended July 31,
	2005	2004
Fee revenue	$122,201	$102,807
Reimbursed out-of-pocket engagement expense	6,894	5,376

Total revenue	129,095	108,183
Compensation and benefits	77,955	64,876
General and administrative expense	22,717	20,844
Out-of-pocket engagement expense	7,478	5,638
Depreciation and amortization	2,201	2,242

Total operating expense	110,351	93,600

Operating income	18,744	14,583
Interest and other (expense) income, net	(1,126)	(2,149)

Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	17,618	12,434
Provision for income taxes	6,448	4,486
Equity in earnings of unconsolidated subsidiaries	443	423

Net income	$11,613	$8,371

Interest expense on convertible securities, net of taxes	785	775

Net income adjusted for computation of diluted EPS	$12,398	$9,146

Basic earnings per common share	$0.29	0.22

Basic weighted average common shares outstanding	39,384	37,801

Diluted earnings per common share	$0.27	$0.20

Diluted weighted average common shares outstanding	46,686	45,861

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

FINANCIAL SUMMARY BY SEGMENT

(in thousands)

	Three Months Ended July 31,
	2005		2004
Fee Revenue:
Executive recruitment:
North America	$61,727		$51,656
Europe	27,021		24,818
Asia/Pacific	13,319		12,502
South America	3,371		2,106

Total executive recruitment	105,438		91,082
Futurestep	16,763		11,725

Total fee revenue	122,201		102,807

Reimbursed out-of-pocket engagement expenses	6,894		5,376

Total revenue	$129,095		$108,183

		Margin		Margin
Operating Income (Loss):
Executive recruitment:
North America	$14,313	23%	$12,100	23%
Europe	5,087	19%	4,561	18%
Asia/Pacific	2,691	20%	2,198	18%
South America	666	20%	280	13%

Total executive recruitment	22,757	22%	19,139	21%
Futurestep	1,931	12%	1,910	16%
Corporate	(5,944)		(6,466)

Total operating income	$18,744	15%	$14,583	14%

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	As of July 31, 2005	As of April 30, 2005
ASSETS
Cash and cash equivalents	$146,015	$199,133
Marketable Securities	16,039	7,815
Receivables due from clients, net of allowance for doubtful accounts of $7,951 and $7,307	82,341	68,942
Income taxes and other receivables	6,507	6,004
Deferred income taxes	9,035	8,864
Prepaid expenses	12,853	13,710

Total current assets	272,790	304,468

Property and equipment, net	18,410	18,287
Cash surrender value of company owned life insurance policies, net of loans	67,051	65,047
Deferred income taxes	33,857	30,889
Goodwill	105,388	107,014
Deferred financing costs, investments and other	8,364	8,463

Total assets	$505,860	$534,168

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$7,480	$7,196
Income taxes payable	20,047	15,400
Compensation and benefits payable	55,389	107,009
Other accrued liabilities	26,013	28,792

Total current liabilities	108,929	158,397

Deferred compensation and other retirement plans	64,716	59,134
Long-term debt	44,999	44,949
Other liabilities	8,395	7,991
7.5% Convertible mandatorily redeemable preferred stock, net of unamortized discount and issuance costs, redemption value $11,387	10,844	10,795

Total liabilities	237,883	281,266
Shareholders’ equity
Common stock: $0.01 par value, 150,000 shares authorized, 42,191 and 41,268 shares issued and 40,769 and 39,888 shares outstanding	344,034	330,745
Retained deficit	(70,971)	(82,584)
Unearned restricted stock compensation	(10,613)	(4,355)
Accumulated other comprehensive income (loss)	6,108	9,679

Shareholders’ equity	268,558	253,485
Less: Notes receivable from shareholders	(581)	(583)

Total shareholders’ equity	267,977	252,902

Total liabilities and shareholders’ equity	$505,860	$534,168